Exhibit 1

Joint Filing Information

The following are names and address of the other reporting persons:

1.	Clal Industries and Investments Ltd. is an Israeli public company (“Clal Industries”), with its principal office at the Triangular Tower, 45th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

2.	IDB Holding Corporation Ltd. is an Israeli public company (“IDB Holding”), with its principal office at the Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

3.	IDB Development Corporation Ltd. is an Israeli public company (“IDB Development”), with its principal office at the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

4.	Mr. Nochi Dankner, whose address is the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.*

5.	Mrs. Shelly Bergman, whose address is 9, Hamishmar Ha'Ezrachi Street, Afeka, Tel-Aviv, Israel.*

6.	Mrs. Ruth Manor, whose address is 26 Hagderot Street, Savion, Israel.*

7.	Mr. Avraham Livnat, whose address is 1 Taavura Junction, Ramle, Israel.*

* By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, they may each be deemed beneficial owner of, and to share the power to vote and dispose of, securities owned beneficially by IDB Holding.